Exhibit (a)(1)(g)

•	Speech 1: Thank you for calling the automated acceptance line for the EDS Stock Option Exchange Program. You may use this system to make your election through 7:00 P.M., United States Eastern Time, on the 23rd day of September 2003. If you have not already done so, please carefully review the EDS Offer to Exchange prior to making your telephone election.

•	Speech 2: If you want to exchange all of your eligible options for new options, please begin by entering your 9-digit PIN number. Your PIN number is located on the letter you received on or about the 25th day of August 2003.

•	Speech 3: Thank you: your PIN number matches our records. You may now make an election through this telephone system. Your telephone election is subject to the terms and conditions described in the EDS Offer to Exchange . Your completion of the election process using this system has the same legal effect as signing and returning a printed election form. Please note that by continuing and making an election, this election will supersede any previous election you may have made.

•	Please choose from the following options. You may make your selection at any time.

•	To elect to exchange all of your eligible options for a reduced number of new options to be granted at a later date subject to the terms and conditions previously described, press 1

•	To withdraw your previous election to exchange eligible options, press 2

•	To hear the phone number to speak with a customer service representative press 5

•	To end this call press 0

•	Please make your selection:

•	-If 1 was pressed go to speech 4

•	-If 2 was pressed go to speech 11

•	-If 5 was pressed go to speech 10

•	-If 0 was pressed go to speech 10

•	-If invalid entry is entered go to speech 8

•	Speech 4: You have chosen to exchange all of your eligible EDS stock options. New stock options will be granted sometime after the 23rd day of March 2004, subject to and in accordance with the terms and conditions of the EDS Offer to Exchange. Please stay on the line to confirm your election.

•	Continue to speech 5

•	Speech 5: If this election is correct press 1, if incorrect press 9

•	- if 1 is pressed go to speech 6

•	- if 9 is pressed go to speech 3

•	Speech 6: Your election to exchange was successfully received and processed. You will receive a confirmation letter after the expiration of the offer to exchange on the 23rd day of September 2003.

•	- Go to speech 7

•	Speech 7: Thank you for using the automated acceptance line for the EDS Stock Option Exchange Program. If you wish to change your election, please call a customer service representative at 1 866 337 6781 from within the UNITED STATES and Canada or call 1 201 296 4177 from outside the UNITED STATES and Canada. Thank you and have a nice day. (End Call)

•	Speech 8: I didn’t understand. Please make your selection again.

•	- Return caller to input entry point speech (allow for 3 total attempts)

•	- After 3rd unsuccessful attempt go to speech 9

•	Speech 9: I’m sorry you’re having difficulty. Please refer to the instructions in your materials and try again later. You may also dial 1-866 337 6781 from within the UNITED STATES and Canada or dial 1 201 296 4177 from outside the UNITED STATES and Canada for assistance from a customer service representative.

•	Speech 10: If you would like to speak to a customer service representative for additional information please dial 1-866 337 6781 from within the UNITED STATES and Canada or dial 1 201 296 4177 from outside the UNITED STATES and Canada. Thank you. (End Call)

•	Speech 11: You have chosen to withdraw your previous election to exchange eligible options. Please stay on the line to confirm your decision.

•	Continue to speech 12

•	Speech 12: If this election is correct press 1, if incorrect press 9

-if 1 is pressed go to speech 13

-if 9 is pressed go to speech 3

•	Speech 13: Your request to withdraw your previous election to exchange eligible options was successfully received and processed. You will receive a confirmation statement after the expiration of the offer to exchange on the 23rd day of September 2003.

-Go to Speech 14

•	Speech 14: Thank you for using the automated acceptance line for the EDS Stock Option Exchange Program. If you wish to change your election, call a customer service representative at 1-866 337 6781 from within the UNITED STATES and Canada or dial 1 201 296 4177 from outside the UNITED STATES and Canada. Thank you and have a nice day. (End Call)

IVR - post expiration - message to be loaded on 23 September at 7:01 .pm. ET:

•	Speech 15: The EDS offer to exchange has expired. If you have any questions or would like a further explanation, please contact EDS Stock Plans Administration by calling 1 972 605 6140 or by sending an e-mail to stockplanadministration@eds.com.